Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Avalon GloboCare Corp. on Form S-3 of our report dated March 12, 2018 relating to the consolidated financial statements, which appears in Avalon GloboCare Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement and related Prospectus.

/s/ RBSM LLP

New York, NY

January 2, 2019